Exhibit 2.1

PLAN OF CONVERSION

OF

CELCUITY LLC

a Minnesota limited liability company

TO

CELCUITY INC.,

a Delaware corporation

This Plan of Conversion is entered into by Celcuity LLC, a Minnesota limited liability company, which desires to convert to Celcuity Inc., a Delaware corporation, effective as of the Effective Date set forth below.

1.          The Converting Organization. The name of the converting organization is Celcuity LLC, a Minnesota limited liability company (the “Converting Organization”).

2.          The Converted Organization. After the conversion, the name of the converted organization shall be Celcuity Inc., a Delaware corporation (the “Converted Organization”).

3.          Conversion. Celcuity LLC shall be converted into Celcuity Inc., pursuant to the applicable provisions of the Minnesota Limited Liability Company Act, and the Delaware General Corporation Law (the “Conversion”).

4.          Organizational Documents. The Certificate of Incorporation attached hereto as Appendix 1 shall be the Certificate of Incorporation of the Converted Organization. Upon effectiveness of the Conversion, the Amended and Restated Member Control Agreement of the Converting Organization, dated February 27, 2014, shall be deemed to be terminated.

5.          Effective Date. The Conversion shall become effective upon filing with the Delaware Secretary of State (the “Effective Date”). After the conversion, the Converted Organization will be a corporation organized under the General Corporation Law of the State of Delaware.

6.          Conversion of Membership Interests. By virtue of the Conversion and without any action on the part of Converting Organization or the holder of any unit representing membership interests of the Converting Organization, all units representing membership interests in the Converting Organization will be converted into validly issued, fully paid and non-assessable shares of common stock, $0.001 par value per share, of the Converted Organization at a ratio of 40 units for each share of common stock (the “Conversion Ratio”).  The aggregate number of shares of common stock of each stockholder in the Converted Organization following the Conversion will be rounded up to the nearest whole share.

7.          Adjustment to Options, Warrants and Other Rights. Effective upon the Conversion, and without any action on the part of any holder of unit options, warrants or rights to acquire units, all outstanding unit options and warrants of the Converting Organization, and any other rights to acquire units representing membership interests of the Converting Organization, shall be converted into a right to acquire common stock, $0.001 par value per share, of the Converted Organization at a ratio equal to the Conversion Ratio, and the exercise price thereof shall be adjusted so that the aggregate exercise price payable upon exercise shall remain unchanged. The aggregate number of shares of common stock underlying each option, warrant or instrument reflecting rights to acquire common stock following the Conversion will be rounded up to the nearest whole share.

8.          Directors and Officers of Converted Organization. The members of the Board of Governors of the Converting Organization holding office immediately before the Effective Date shall constitute the Board of Directors of the Converted Organization immediately upon the Effective Date. The officers of the Converting Organization immediately before the Effective Date shall be the officers of the Converted Organization immediately upon the Effective Date.

9.          Continuation. As of the Effective Date, the Converted Organization shall possess all rights, privileges, powers, franchises, assets, property, and immunities of the Converting Organization. The title to any real property or any interest therein vested by deed or otherwise in the Converting Organization shall remain vested in the Converted Organization. All rights of creditors, and all liens upon any property of Converting Organization, shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Date, and all other debts, liabilities, and duties of the Converting Organization shall continue as obligations of the Converted Organization, including without limitation, any obligation under an agreement or applicable law to indemnify governors, managers, members, employees or agents of the Converting Organization with respect to events occurring prior to the Effective Date.

10.         Abandonment of Conversion. At any time before the Articles of Conversion are delivered to the Secretary of State of the Statement of Minnesota for filing, this Plan of Conversion may be abandoned by action of the board of governors of the Converting Organization.

11.         Further Assurances. If at any time upon or after the Effective Date, the Converted Organization shall determine or be advised that any instrument of further assurance is needed in order to evidence the continued vesting in it of the title of the Converting Organization to any of the property rights of the Converting Organization, the appropriate officers or managers of the Converted Organization and the Converting Organization are hereby authorized to execute, acknowledge and deliver all such instruments of further assurance and to do all acts or things, in the name of the Converted Organization and the Converting Organization, as may be required or desirable to carry out the provisions of this Plan of Conversion.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the Converting Organization, has executed this Plan of Conversion on September ___, 2017.

CELCUITY LLC
a Minnesota limited liability company

By:
Name: Brian Sullivan
Title: Chief Executive Officer

[Signature page to Plan of Conversion]

Appendix 1

Certificate of Incorporation

[see attached]